May 20, 2016

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business. In addition, the Funds may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). JPMorgan Distribution Services, Inc. as a Fund’s shareholder servicing agent, hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees it collects from the affiliated money market funds on such Fund’s investment in such money market funds.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:

Accepted by: JPMorgan Trust I

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
SmartRetirement Income Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2015 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2020 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2025 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2030 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2035 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2040 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2045 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2050 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%
SmartRetirement 2055 Fund	Class R3	June 30	0.50%	May 20, 2017
	Class R4		0.25%

2